Vgrab Communications Inc. 820-1130 West Pender St Vancouver, BC V6E 4A4

OTCQB: VGRBF

News Release

VGRAB ANNOUNCES APPOINTMENT OF NEW DIRECTOR AND OFFICERS

VANCOUVER, BRITISH COLUMBIA - (December 11, 2017) Vgrab Communications Inc. (OTCQB: VGRBF) (the “Company” or “Vgrab”) an OTC listed company, announced today that on December 5, 2017, the board of directors of the Company appointed Mr. Liong Fook Weng as director, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Liong replaced Ms. Chen Weijie, who resigned as director and Chief Operating Officer of the Company on December 5, 2017, and Mr. Jacek P. Skurtys, who resigned from his executive positions on December 5, 2017.

Mr. Liong Fook Weng, age 46, was born in Malaysia and received his master’s degree in Business Administration from the University of Durham, the United Kingdom, he also has his business certificate in hospitality from Michigan State University, USA. Since 1991, Mr. Liong has held many senior management positions in several publicly listed and privately owned companies within the manufacturing, and ecommerce industries. He has more than 20 years experience in managing the companies and contributing to their expansion plans through streamlining their financial strategies or corporate restructuring.

The Company is also pleased to announce that to fill the vacancy that resulted from Mr. Skurtys’s resignation the Company appointed Mr. Lim, Hun Beng, the Company’s current director, as its Chief Executive Officer and President.

Mr. Skurtys will continue to serve on the Company’s board of directors.

For more information on the appointment of new director and officers please refer to Vgrab’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2017.

About Vgrab:

Vgrab is a platform for any lifestyle from shopping to leisure. Through widely connected mega chains to the local street ventures, Vgrab creates an opportunity to combine both consumer and merchants together by promoting brands to a specific group of interest for a fraction of price.

On behalf of the Board of Directors,

Lim, Hun Beng, President

CONTACT INFORMATION

Vgrab Communications Inc.

604-648-0510

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward-looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's limited operating history; the need to comply with governmental regulations. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward-looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.